EXHIBIT 99.1
                                                                   PRESS RELEASE

Gran Tierra Energy Enters Agreement To Purchase Producing Assets and Exploration Acreage in Argentina

CALGARY, Alberta, February 22, 2006, Gran Tierra Energy, Inc. (OTC Bulletin
Board: GTRE.OB) is pleased to announce that Compania General de Combustibles S.A. (CGC) has accepted an offer from Gran Tierra Energy to purchase a mix of production and exploration properties in Argentina. Total consideration for the acquisition is US$ 37.8 million. The acquisitions are expected to add approximately 760 barrels per day of oil/liquids production (net before royalties) and approximately 8.5 million cubic feet per day of natural gas production (net before royalties) to the Company. Proven reserves are estimated at approximately 1.9 million barrels of oil/liquids and 23 billion cubic feet of gas (net before royalties).

Gran Tierra's entry strategy in Argentina was initially to acquire production with drilling upside, purchasing approximately 350 barrels per day of oil production in September 2005 and augmenting production later in the year via a successful well. The CGC acquisitions provide a broader base of production and drilling opportunity, increasing production to about 1,600 barrels of oil equivalent per day (on a price basis, net before royalties) and expanding the company's land inventory via a participation in 5,100 gross square kilometers (1.3 million acres) of land for future drilling. The transactions are subject to standard closing conditions including the execution of mutually acceptable agreements on or before April 30, 2006, the receipt of necessary regulatory and governmental approvals, the provision of necessary financing and are subject to preferential acquisition rights of partners in certain properties.

Dana Coffield, Gran Tierra's President and CEO, stated, "This acquisition represents a dramatic step forward for our company and is a substantiation of our strategy to build a portfolio of assets, quickly and sensibly, to provide a base for continued growth in South America. With the successful closing of this transaction we will have achieved a critical mass, a regional focus, a leadership role as operator and a significant platform for growth in Argentina. We are moving purposefully and aggressively, as we said we would."

About Gran Tierra Energy, Inc.

Gran Tierra Energy, Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated and traded in the United States and operating in South America. The Company currently holds interests in producing and non-producing properties in Argentina and is pursuing a growth strategy that focuses on establishing a portfolio of producing properties, and development and exploration opportunities, by selective acquisitions, to provide a base for future growth. Additional information concerning Gran Tierra is available at http://www.grantierra.com . Investor inquiries may be directed to info@grantierra.com or 1-800-916-GTRE(4873).

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Forward Looking Statements

This press release contains 'forward-looking statements' within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, including without limitation those statements regarding the Company's ability to exploit oil and gas exploration opportunities. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but no limited to, failing to discover reserves that may be extracted on a commercially viable basis, inaccurately estimating oil and gas reserves, intense competition, environmental risks and general economic conditions including the price of oil and gas. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including those risks set forth in the Company's Current Report on Form 8-K filed on November 10, 2005, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. We undertake no obligation to update these forward looking statements.